EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS STRONGER THAN
EXPECTED THIRD QUARTER SALES OF $125.8 MILLION, UP 34% OVER
THIRD QUARTER 2003

Cleveland, Ohio — October 28, 2004 — Brush Engineered Materials Inc. (NYSE-BW) today reported third quarter sales of $125.8 million, up $31.6 million or 34% compared to the third quarter 2003 sales of $94.2 million. Net income for the quarter was $3.4 million or $0.18 per share diluted, a $6.5 million or $0.36 per share improvement compared to a net loss of $3.1 million or $0.18 per share diluted for the third quarter of 2003.

The stronger-than-expected sales during the third quarter were driven by strength across the Company’s key end-use markets including telecommunications and computer, automotive electronics, data storage and industrial components. Sales from new products, especially in the industrial component market segment, gained some momentum in the third quarter. Approximately $4.3 million of the sales increase for the third quarter was due to metal prices and foreign exchange.

While earnings for the third quarter improved significantly, results were negatively impacted by yields and manufacturing performance, copper prices and seasonal factory maintenance shutdowns. During the third quarter product mix and manufacturing performance was unfavorable as compared to the first half of the year. Gross margin as a percent of sales for the quarter of 21% was up 6% over the gross margin percentage for the third quarter of 2003.

For the first nine months of 2004 the Company reported net income of $13.8 million or $0.77 per share diluted on sales of $380.3 million compared to a loss of $6.0 million or $0.36 per share diluted on sales of $295.5 million for the first nine months of 2003. Year-to-date sales were 29% higher than the same period in 2003. Metal prices and exchange rates accounted for approximately $15.8 million of the sales increase. Gross margin as a percent of sales of 22% was up 5% over the first nine months of 2003.

During the third quarter the Company completed a common stock offering of approximately 2,050,000 newly issued shares and 115,000 secondary shares of common stock issued by selling shareholders. In addition, pursuant to a partial exercise of an over allotment option by the underwriters, an additional 200,000 primary shares were issued bringing the total of primary shares of common stock issued under the offering to 2,250,000. The net proceeds from the offering after deducting fees was approximately $39.0 million. The majority of proceeds from the offering were used to repay outstanding borrowings under the Company’s revolving line of credit and $5.0 million of the proceeds was used to repay a portion of the Company’s long-term subordinated debt.

Business Segment Reporting

Metal Systems Group

The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI) and Beryllium Products.

The Metal Systems Group’s third quarter sales of $72.0 million were 33% higher than the third quarter of 2003 sales of $54.1 million. For the first nine months of 2004 sales of $225.1 million were up 28% over sales of $176.0 million of the prior year.

The third quarter 2004 operating loss of $0.9 million improved by $7.2 million over the $8.0 million operating loss for the third quarter of 2003. The Metal Systems Group operating profit for the first nine months was $4.1 million, an improvement of $18.3 million over the $14.2 million operating loss for the same period last year.

Alloy Products’ third quarter sales of $48.9 million were 33% higher than third quarter 2003 sales of $36.7 million. Year-to-date sales of $156.1 million were up 31% over 2003 year-to-date sales of $119.3 million. Approximately 5% of the increase for the quarter and 6% of the increase in sales for the first nine months of 2004 was due to copper prices and foreign exchange. During 2004 Alloy Products has seen strong demand across its global end-use markets including telecommunications and computer, automotive electronics and industrial components. Sales of Alloy strip form products were up 25% for the quarter and 34% year to date while bulk form products were up 49% for the third quarter and 24% year to date as compared to the same periods last year. As the third quarter progressed, order entry softened, particularly in the telecommunications and computer and automotive electronics end-use markets. In addition, growth slowed in Japan and Southeast Asia. The softness in these markets was offset in part by continued strength from bulk products’ oil and gas, undersea and heavy equipment product applications where the Company’s new product introductions are making progress. Alloy Products’ sales and operating profit were negatively impacted during the third quarter by the normal domestic and European seasonal factors. While Alloy Products has made significant operating improvements throughout 2004 with its lean manufacturing program, during the third quarter, manufacturing performance was weaker and as a result, negatively impacted earnings. It is anticipated that Alloy Products’ operating efficiency will improve in the fourth quarter.

TMI’s third quarter sales of $14.1 million were 55% higher than third quarter 2003 sales of $9.1 million. Year-to-date sales of $42.4 million were up 34% over the same period last year. The strong sales growth has been driven by demand from the telecommunications and computer, automotive electronics and semiconductor markets. Plating and CERDIP (an aluminum clad alloy) product applications have grown over 30% as compared to last year. Although visibility remains short, TMI is experiencing some softening, particularly in the automotive and semiconductor markets.

Beryllium Products’ third quarter sales of $9.0 million were 10% higher than the third quarter 2003 sales. For the first nine months of the year sales of $26.5 million were up 6% over the same period last year. The outlook for defense and medical applications remains strong. In addition, the program for supplying the optical mirrors for NASA’s James Webb Space telescope is on track with scheduled deliveries, including a shipment in the fourth quarter 2004.

Microelectronics Group

The Microelectronics Group includes Williams Advanced Materials Inc. (WAM) and Electronic Products.

The Microelectronics Group’s sales for the third quarter of 2004 of $49.0 million were 24% above third quarter 2003 sales of $39.4 million. Sales for the first nine months of 2004 of $150.5 million were 31% higher than 2003 year-to-date sales of $115.3 million. Operating profit for the third quarter was $3.9 million, slightly above the third quarter 2003 operating profit of $3.8 million. Operating profit year to date of $14.2 million was up 45% over the year-to-date 2003 operating profit of $9.8 million.

WAM’s 2004 third quarter sales of $41.5 million were 30% higher than third quarter 2003 sales of $31.9 million. WAM’s year-to-date 2004 sales of $127.0 million were 38% higher than 2003 year-to-date sales of $92.1 million. Metal prices accounted for 9% of the sales increase for the third quarter and 8% year to date. Most of the strength has been driven by traditional microelectronics, wireless photonics, data storage and semiconductor product applications. WAM is experiencing some softening in order entry related to the telecommunications wireless handset market.

Electronic Products’ third quarter 2004 sales of $7.6 million and 2004 year-to- date sales of $23.4 million were up 1% over the 2003 third quarter and year-to-date sales.

Outlook

Although third quarter sales were stronger than expected, order entry began to slow toward the latter part of the quarter. Automotive electronics has weakened and there are mixed signals coming from the telecommunications and computer and semiconductor markets. In addition, it appears that Japan has weakened and Southeast Asia is experiencing a slower rate of growth. Thus, the Company expects that the fourth quarter sales growth will be less than the growth experienced thus far in 2004. Fourth quarter sales are currently expected to be approximately 10% greater than fourth quarter 2003 sales.

Chairman’s Comments

Commenting on the results, Gordon D. Harnett, Chairman, President and CEO, stated, “I am pleased that sales growth exceeded our expectations for the third quarter. This is the seventh consecutive quarter where sales were higher than the previous year’s performance. Our marketing efforts and new product development are enhancing our growth opportunities. We remain disciplined in our strategy and committed to our initiatives for continued improvement.”

Forward-Looking Statements

Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company’s actual future performance, including performance in the near term, may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The condition of the markets which the Company serves, whether defined geographically or by market, with the major markets being telecommunications and computer, optical media, automotive electronics, industrial components, aerospace and defense and appliance.

•	Actual sales, operating rates and margins in the fourth quarter 2004 and for the full year of 2004.

•	Changes in product mix.

•	The financial condition of particular customers.

•	The Company’s success in implementing its strategic plans and the timely and successful completion of any capital expansion projects.

•	Other factors, including, interest rates, exchange rates, tax rates, pension costs, energy costs, raw material costs and the cost and availability of insurance.

•	Changes in government regulatory requirements and the enactment of any new legislation that impacts the Company’s obligations.

•	The conclusion of pending litigation matters in accordance with the Company’s expectation that there will be no material adverse effects.

•	Additional risk factors that may affect the Company’s results are identified under the caption “Risk Factors” in the Company’s Prospectus filed with the Securities and Exchange Commission on July 1, 2004.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:	Media:

Michael C. Hasychak (216) 383-6823	Patrick S. Carpenter (216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Oct. 1,	Dec. 31,
(Dollars in thousands)	2004	2003

Assets
Current assets
Cash and cash equivalents	$27,007	$5,062
Accounts receivable	72,579	55,102
Inventories	96,487	87,396
Prepaid expenses	5,934	5,454
Deferred income taxes	906	291

Total current assets	202,913	153,305
Other assets	15,523	18,902
Long-term deferred income taxes	742	704
Property, plant and equipment	538,844	535,421
Less allowances for depreciation,
depletion and impairment	360,420	344,575

	178,424	190,846
Goodwill	7,992	7,859

	$405,594	$371,616

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$15,018	$13,387
Accounts payable	12,478	16,038
Other liabilities and accrued items	39,230	37,366
Unearned revenue	6,484	—
Income taxes	1,272	1,373

Total current liabilities	74,482	68,164
Other long-term liabilities	11,196	14,739
Retirement and post-employment benefits	51,003	49,358
Long-term debt	57,863	85,756
Minority interest in subsidiary	—	26
Shareholders’ equity	211,050	153,573

	$405,594	$371,616

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited

	Third Quarter Ended		Nine Months Ended
	Oct. 1,	Sept. 26,	Oct. 1,	Sept. 26,
(Dollars in thousands except share and per share amounts)	2004	2003	2004	2003

Net sales	$125,766	$94,156	$380,267	$295,479
Cost of sales	99,182	79,786	294,665	245,132

Gross margin	26,584	14,370	85,602	50,347
Selling, general and administrative expenses	18,773	14,299	56,981	48,208
Research and development expenses	1,130	998	3,496	3,034
Other-net	965	1,376	4,284	2,352

Operating profit (loss)	5,716	(2,303)	20,841	(3,247)
Interest expense	1,955	569	6,562	2,175

Income (loss) before income taxes	3,761	(2,872)	14,279	(5,422)
Minority interest	—	(2)	—	(24)
Income taxes	330	190	524	641

Net income (loss)	$3,431	$(3,060)	$13,755	$(6,039)

Per share of common stock: basic	$0.18	$(0.18)	$0.79	$(0.36)
Weighted average number
of common shares outstanding	18,936,641	16,563,098	17,414,097	16,562,559
Per share of common stock: diluted	$0.18	$(0.18)	$0.77	$(0.36)
Weighted average number
of common shares outstanding	19,308,693	16,563,098	17,756,659	16,562,559

Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	Oct. 1,	Sept. 26,
(Dollars in thousands)	2004	2003

Net income (loss)	$13,755	($6,039)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, depletion and amortization	17,339	15,320
Amortization of deferred financing costs in interest expense	1,084	242
Derivative financial instrument ineffectiveness	465	58
Decrease (increase) in accounts receivable	(18,013)	(8,919)
Decrease (increase) in inventory	(9,371)	7,142
Decrease (increase) in prepaid and other current assets	362	5,111
Increase (decrease) in accounts payable and accrued expenses	6,961	3,292
Increase (decrease) in interest and taxes payable	(719)	230
Increase (decrease) in deferred income taxes	(1,536)	73
Increase (decrease) in other long-term liabilities	(1,560)	140
Other — net	2,955	1,421

Net cash provided from operating activities	11,722	18,071
Cash flows from investing activities:
Payments for purchase of property, plant and equipment	(5,013)	(4,760)
Payments for mine development	(133)	(137)
Proceeds from other investments	14	—
Proceeds from sale of property, plant and equipment	15	34

Net cash used in investing activities	(5,117)	(4,863)
Cash flows from financing activities:
Proceeds from issuance/(repayment) of short-term debt	3,104	(10,729)
Proceeds from issuance of long-term debt	24	2,000
Repayment of long-term debt	(29,346)	(4,034)
Issuance of common stock	38,749	—
Issuance of common stock under stock option plans	2,855	—

Net cash provided from (used in) financing activities	15,386	(12,763)
Effects of exchange rate changes	(46)	2

Net change in cash and cash equivalents	21,945	447
Cash and cash equivalents at beginning of period	5,062	4,357

Cash and cash equivalents at end of period	$27,007	$4,804

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

(Unaudited)

Note A — Accounting Policies

In management’s opinion, the accompanying consolidated financial statements contain all adjustments necessary to present fairly the financial position as of October 1, 2004 and December 31, 2003 and the results of operation for the three and nine month periods ended October 1, 2004 and September 26, 2003. All of the adjustments were of a normal and recurring nature. Certain items in the prior year have been reclassified to conform to the 2004 consolidated financial statement presentation.

Note B – Inventories

	Oct. 1,	Dec. 31,
(Dollars in thousands)	2004	2003
Principally average cost:
Raw materials and supplies	$24,314	$24,990
Work in process	75,049	65,212
Finished goods	26,668	20,637

Gross inventories	126,031	110,839
Inventory value	29,544	23,443
Net inventories	$96,487	$87,396

Note C — Comprehensive Income (Loss)

The reconciliation between net income (loss) and comprehensive income (loss) for the three and nine month periods ended October 1, 2004 and September 26, 2003 is as follows:

	Third Quarter Ended		Nine Months Ended
	Oct. 1,	Sept. 26,	Oct. 1,	Sept. 26,
(Dollars in thousands)	2004	2003	2004	2003
Net income (loss)	$3,431	$(3,060)	$13,755	$(6,039)
Cumulative translation adjustment	(267)	344	(398)	274
Change in the fair value of derivative
financial instruments	100	2,031	2,453	131

Comprehensive income (loss)	$3,264	$(685)	$15,810	$(5,634)

Note D — Segment Reporting

			Total
(Dollars in thousands)	Metal Systems	Micro Electronics	Segments	All Other	Total
Third Quarter 2004

Revenues from external customers	$72,031	$49,038	$121,069	$4,697	$125,766
Intersegment revenues	867	285	1,152	3,934	5,086
Operating profit (loss)	(857)	3,900	3,043	2,673	5,716
Third Quarter 2003

Revenues from external customers	$54,074	$39,355	$93,429	$727	$94,156
Intersegment revenues	572	233	805	3,071	3,876
Operating profit (loss)	(8,036)	3,804	(4,232)	1,929	(2,303)
First Nine Months 2004

Revenues from external customers	$225,118	$150,452	$375,570	$4,697	$380,267
Intersegment revenues	2,937	972	3,909	15,416	19,325
Operating profit (loss)	4,114	14,193	18,307	2,534	20,841
First Nine Months 2003

Revenues from external customers	$175,951	$115,316	$291,267	$4,212	$295,479
Intersegment revenues	2,290	751	3,041	10,725	13,766
Operating profit (loss)	(14,235)	9,814	(4,421)	1,174	(3,247)